               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS



     We hereby consent to the use of our report dated April 29, 2003, on the financial statements of Clifton Savings Bank, S.L.A. (the "Savings Bank") as of

March 31, 2003 and 2002, and for each of the years in the three-year period ended March 31, 2003, in the Form S-1 filed by Clifton Savings Bancorp, Inc.

(the "Company") and in the Application for Conversion on Form AC filed by

Clifton Savings Bank, S.L.A., both relating to the conversion of the Savings

Bank from a New Jersey chartered mutual savings and loan association to a New

Jersey chartered stock savings and loan association and concurrent stock offering of the Company's common stock. We further consent to the reference to our firm under the heading "Experts" in the Prospectus.



/s/ Radics & Co., LLC
Pine Brook, New Jersey
June 11, 2003